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Exhibit 10.5

        FOURTH AMENDMENT dated as of March 20, 2002 (this "Amendment") to the Credit Agreement dated as of April 19, 2001, as amended September 17, 2001, December 21, 2001 and February 7, 2002 (as further amended, restated, supplemented or modified, the "Credit Agreement") by and among VEECO INSTRUMENTS INC., a Delaware corporation (the "Company"), FLEET NATIONAL BANK, a national banking association, as Administrative Agent and as a Lender, JPMORGAN CHASE BANK (formerly known as The Chase Manhattan Bank), a New York banking corporation, as Syndication Agent and as a Lender, HSBC BANK USA, a national banking association organized under the laws of the United States of America, as Documentation Agent and as a Lender, and the other Lenders party thereto.

WHEREAS, the Company has requested that the Lenders amend certain provisions of the Credit Agreement, and the Lenders have agreed to amend such provisions of the Credit Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

1. Amendments.

        (a) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to provide as follows:

  "Consolidated EBITDA" shall mean, for any Person for any period, the Consolidated Net Income (Net Loss) of such Person and its Subsidiaries for such period before provision for federal and state income taxes, minus (a) Consolidated Interest Income and (b) all extraordinary gains, plus (a) one-time charges related to write-downs of intangible assets (including the value of in-process research and development related to a Permitted Acquisition), (b) Consolidated Interest Expense, (c) depreciation and amortization expenses, and (d) non-recurring merger and reorganization expenses of not more than $17,343,000 recorded in the fiscal quarter ended December 31, 2001, all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated with respect to such Person and its Subsidiaries on a consolidated basis and shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of calculation thereof.

  "Consolidated Effective Tangible Net Worth" shall mean, on the date of determination, the sum of Consolidated Total Assets, including, without limitation, prepaid and deferred charges and software costs capitalized in accordance with Generally Accepted Accounting Principles applied on a consistent basis, minus (a) Consolidated Unsubordinated Liabilities and (b) all intangible assets, including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, purchased technology, covenants not to compete, research and developmental costs and training costs.

  "Consolidated Fixed Charge Coverage Ratio" shall mean, (I) for each determination date prior to March 30, 2003, the ratio of (1) the sum of (a) Consolidated EBITDA plus (b) Consolidated Interest Income to (2) the sum of (a) Consolidated Interest Expense, plus (b) the aggregate amount of all scheduled payments due during the next succeeding four fiscal quarters on Indebtedness for borrowed money, and (II) for each subsequent determination date, the ratio of (1) the sum of (a) Consolidated EBITDAR plus (b) Consolidated Interest Income minus (c) Consolidated Unfunded Capital Expenditures during the four fiscal quarters ending on or most recently ended prior to the date of determination, minus (d) income taxes paid to any government or governmental instrumentality by the Company or any of its Subsidiaries during the four fiscal quarters ending on or most recently ended prior to the date of determination minus (e) cash dividends paid by the Company or any of it Subsidiaries during the four fiscal quarters ending on or most recently ended prior to the date of determination, to (2) the sum of (a) Consolidated Interest Expense, plus (b) rent expense for the four fiscal quarters ending on or most recently ended prior to the date of determination, plus (c) the aggregate amount of all scheduled payments due during the next succeeding four fiscal quarters on Indebtedness for borrowed money, minus (d) at any time following the third anniversary of the Closing Date, an amount equal to 75% of the aggregate outstanding principal amount of all Revolving Credit Loans and Swingline Loans at such time. Notwithstanding the foregoing, (x) for purposes of determining the Consolidated Fixed Charge Coverage Ratio under clause (I) above, each component of the Consolidated Fixed Charge Coverage Ratio shall be calculated over the period from January 1, 2002 to the determination date except that the amount described in clause (I)(2)(b) shall be equal to the greater of (a) the amount of actual payments made on Indebtedness for borrowed money (excluding any prepayment of the M&T Debt) during the period from January 1, 2002 to the determination date, or (b) 25%, 50%, 75% and 100%, respectively of the amount reported as "Current Portion of Long Term Indebtedness" on the consolidated financial statements of the Company at December 31, 2001 for the first, second, third and fourth fiscal quarters, and (y) for purposes of determining Consolidated Fixed Charge Coverage Ratio for each determination date from March 31, 2003 through March 30, 2004, each component of the Consolidated Fixed Charge Coverage Ratio shall be calculated over the period from January 1, 2003 to the determination date except that the amount described in clause (II) (2)(c) above shall be equal to 25%, 50%, 75% and 100%, respectively, of the amount reported as "Current Portion of Long Term Indebtedness" on the consolidated financial statements of the Company as of the last day of the fiscal quarter of the Company ending on or most recently ended prior to the date of determination, for the first, second, third and fourth fiscal quarters of 2003. For purposes of calculating this ratio, Consolidated Interest Expense shall be determined excluding any interest payment made by the Company with respect to the Subordinated Notes to the extent such payment is made from the "Collateral" as defined in the Cash Collateral Pledge Agreement.

  "Consolidated Total Funded Debt" shall mean, on the date of determination, the sum of all Indebtedness for borrowed money of the Company and its Subsidiaries, determined on a consolidated basis and including the current portion thereof and the Aggregate Letters of Credit Outstanding, but excluding (a) the long term portion of the Existing Mortgage Debt, (b) Subordinated Indebtedness, and (c) the M&T Debt to the extent that such debt is secured dollar-for-dollar pursuant to the Cash Collateral Pledge Agreement, all as determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

  "Eligible Investments" shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed or insured by the United States of America; (b) Dollar denominated certificates of time deposit issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $500,000,000 or by any Lender; (c) money market mutual funds having assets in excess of $2,000,000,000; (d) money market mutual funds having assets in excess of $500,000,000 managed by a Lender or an Affiliate of a Lender; (e) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively; (f) tax exempt securities of a U.S. issuer rated A or better by Standard & Poor's Ratings Group or rated A-2 or better by Moody's Investors Service, Inc.; (g) cash; (h) asset-backed securities and mortgage-backed securities rated AAA (or its equivalent) by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; (i) bonds issued by corporations organized under the laws of any state of the United States rated A (or its equivalent) or better by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; and (j) short-term investments by any Non-Domestic Subsidiary made in the ordinary course of its business and in accordance with the Company's guidelines and procedures provided that the aggregate amount of such investments by the Non-Domestic Subsidiaries shall not exceed the lesser of (1) $25,000,000 or (2) fifty percent (50%) of the aggregate amount of Eligible Investments.

  "Existing Mortgage Debt" shall mean Indebtedness secured by real property, as described on Schedule 1.01 hereto, as such schedule may be amended, modified or supplemented from time to time.

  "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Guaranties, the Security Agreement, the Hedging Agreements (but only to the extent that such Hedging Agreements are between the Company and a Lender and relate to the Company's hedging of interest rate exposure under this Agreement), the Pledge Agreements, the Cash Collateral Pledge Agreement, and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

        (b) The table in the definition of "Interest Rate Margin" in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

Consolidated Total Funded Debt to Consolidated EBITDA	Eurocurrency Margin (360 day basis)	Prime Rate Margin (360 day basis)
Less than 1.00:1.00	1.00%	-0-%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.25%	-0-%
Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.75%	0.25%
Greater than or equal to 2.00:1.00	2.25%	0.50%

        (c) The table in the definition of "Unused Fee Rate" in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

Consolidated Total Funded Debt to Consolidated EBITDA	Unused Fee Rate
Less than 1.00:1.00	0.25%
Greater than or equal to 1.00:1.00 but less than 1.50:1.00	0.275%
Greater than or equal to 1.50:1.00 but less than 2.00:1.00	0.30%
Greater than or equal to 2.00:1.00	0.35%

        (d) Clause (j) of the definition of "Permitted Acquisition" in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase "six (6)" therein and replacing it with "four (4)" and adding the phrase "following January 1, 2002" immediately following the phrase "in any twelve (12) month period" appearing therein.

        (e) The definition of "Permitted Liens" in Section 1.01 of the Credit Agreement is hereby amended by deleting the phrase "clauses (a) through (m) of Section 7.02 hereof" and substituting in its place "clauses (a) through (o) of Section 7.02 hereof.".

        (f) The following definitions are hereby added to Section 1.01 of the Credit Agreement in their appropriate alphabetical order:

  "Consolidated Unsubordinated Liabilities" shall mean, at any time, the sum of total liabilities of the Company and its Subsidiaries minus Subordinated Debt, in each case, as would be set forth or reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

        "Effective Date" shall mean January 1, 2002.

        "Security Agreement" shall mean the Security Agreement in the form attached hereto as Exhibit I, to be executed and delivered on March 20, 2002 by the Company and the Guarantors, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

        (g) The definition of Consolidated Total Liabilities in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

        (h) Section 6.12 of the Credit Agreement is hereby amended by inserting the phrase "and by executing an amendment to the Security Agreement, pursuant to which such Subsidiary becomes a "Grantor" under the Security Agreement" at the end of clause (b) hereof.

        (i) Section 7.02 of the Credit Agreement is hereby amended by inserting a new subsection (o) therein which provides as follows:

  "(o) Liens granted to the Administrative Agent for the benefit of the Lenders pursuant to the Security Agreement."

        (j) Section 7.06 of the Credit Agreement is hereby amended by (a) deleting "and" at the end of subsection (e) thereof, (b) deleting the period at the end thereof and adding in lieu thereof the phrase "; and" and (c) adding a new subsection "(g)" at the end as follows:

  "(g) so long as no Default or Event of Default shall have occurred and is then continuing or would result therefrom, the repurchase by the Company of up to $22,000,000, in the aggregate, of outstanding Subordinated Notes."

        (j) Section 7.13(a) of the Credit Agreement is hereby amended and restated to provide in its entirety as follows:

  "(a) Consolidated Total Funded Debt to Consolidated EBITDA. Permit the ratio of Consolidated Total Funded Debt to Consolidated EBITDA to be greater than the amounts set forth below for the applicable period:

Period	Ratio
Effective Date through September 29, 2002	3.00:1.00
September 30, 2002 through December 30, 2003	3.50:1.00
December 31, 2003 and thereafter	2.50:1.00

  For purposes of calculating compliance with this covenant only, Consolidated EBITDA shall be calculated by including the EBITDA of any entity acquired in a Permitted Acquisition made after January 1, 2002, which shall be calculated on a pro forma basis with respect to periods prior to consummation of such Permitted Acquisition.

        (k) Section 7.13(b) of the Credit Agreement is hereby amended and restated in its entirety to provide as follows:

  "(b) Consolidated Effective Tangible Net Worth. Permit at any time the Consolidated Effective Tangible Net Worth to be less than the amount set forth below opposite the applicable period:

Period	Amount
January 1, 2002 through December 30, 2002	75% of the actual Consolidated Effective Tangible Net Worth at December 31, 2001 plus 50% of Consolidated Net Income (but not Consolidated Net Loss) plus 75% of the net proceeds received, if any, by the Company from any equity offering or subordinated debt offering, each for the fiscal year beginning on January 1, 2002
Each period of December 31 through December 30 thereafter
75% of the actual Consolidated Effective Tangible Net Worth as of the last day of the fiscal year ending one year before the first day of such period plus 50% of Consolidated Net Income (but not Consolidated Net Loss) plus 75% of the net proceeds received, if any, by the Company from any equity offering or subordinated debt offering, each for the fiscal year ending on the first day of such period.

        (l) Section 7.13(e) of the Credit Agreement is hereby amended and restated to provide in its entirety as follows:

  (e) Consolidated Pre-Tax Income and Consolidated Pre-Tax Loss. Commencing with the fiscal year beginning January 1, 2003, permit Consolidated Pre-Tax Income to be less than $0 for any two consecutive fiscal quarters taken as a whole, or suffer a Consolidated Pre-Tax Loss of greater than $4,000,000, in any one fiscal quarter.

        (m) Section 7.13 of the Credit Agreement is hereby further amended by adding the following new subsections "(f)" and "(g)" immediately following subsection "(e)" thereof:

  "(f) Consolidated EBITDA. Permit Consolidated EBITDA to be less than (i) $42,445,000, at March 31, 2002, (ii) $25,509,000, at June 30, 2002, (iii) $11,704,000, at September 30, 2002, or (iv) $8,200,000, at December 31, 2002".

  "(g) Consolidated Unfunded Capital Expenditures. Permit Consolidated Unfunded Capital Expenditures to exceed $23,000,000, in the aggregate, during the fiscal year ending December 31, 2002."

        (n) Schedule 1.01(c) to the Credit Agreement is hereby amended and replaced with Schedule 1.01(c) attached to this Amendment.

        (o) Exhibit I attached to this Amendment is hereby added as Exhibit I to the Credit Agreement.

2. Conditions to Effectiveness.

        (a) This Amendment shall become effective as of the Effective Date, upon receipt by the Administrative Agent of: (a) this Amendment, duly executed by the Company and the Guarantors; (b) executed consents from each of the Lenders authorizing the Administrative Agent to execute this Amendment on behalf of the Lenders; (c) the Security Agreement, substantially in the form attached hereto as Exhibit I, duly executed by the Company and the Guarantors; and (d) an amendment fee of $70,000 for the pro rata distribution to each Lender,

        (b) Within thirty (30) days of the date of this Amendment, the Company shall deliver to the Administrative Agent an opinion of the Company's counsel regarding the enforceability of the Security Agreement and the perfection of the liens granted pursuant thereto, which opinion shall be in form and substance reasonably acceptable to the Administrative Agent and its counsel. Failure to comply with this condition subsequent shall constitute an Event of Default.

3. Miscellaneous.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Credit Agreement.

Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with the original terms thereof.

The amendments set forth above are limited specifically to the matters set forth above and for the specific instances and purposes given and do not constitute directly or by implication a waiver or amendment of any other provision of the Credit Agreement or a waiver of any Default or Event of Default, whether now existing or hereafter arising, which may occur or may have occurred.

The Company hereby represents and warrants that (a) after giving effect to this Amendment, the representations and warranties made by the Company and each of its Subsidiaries pursuant to the Credit Agreement and the other Loan Documents to which each is a party are true and correct in all material respects as of the date hereof with the same effect as though such representations and warranties had been made on and as of such date, unless any such representation or warranty is as of a specific date, in which case, as of such date, and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one Amendment. This Amendment shall become effective when duly executed counterparts hereof which, when taken together, bear the signatures of each of the parties hereto shall have been delivered to the Administrative Agent.

This Amendment shall constitute a Loan Document.

This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Company and the Administrative Agent, as authorized on behalf of the Lenders, have caused this Amendment to be duly executed by their duly authorized officers, all as of the day and year first above written.

VEECO INSTRUMENTS INC.
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Executive Vice President and Chief Financial Officer
FLEET NATIONAL BANK, as Administrative Agent
By:	/s/ AUTHORIZED SIGNATORY Name: Title:

The undersigned, not parties to the Credit Agreement but as Guarantors under their respective Guaranties executed in favor of the Lenders, each hereby (a) accept and agree to the terms of the foregoing Amendment; (b) acknowledge and confirm that all terms and provisions contained in their respective Guaranty are, and shall remain, in full force and effect in accordance with their respective terms; (c) reaffirm and ratify all of the representations and covenants contained in their respective Guaranty; and (d) represent, warrant and confirm the non-existence of any offsets, defenses and counterclaims to its obligations under its Guaranty.

WYKO CORPORATION		VEECO METROLOGY, LLC
		By:	VEECO INSTRUMENTS INC., its Sole Member
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President	By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Executive Vice President and Chief Financial Officer
ION TECH, INC.		TULAKES REAL ESTATE INVESTMENTS, INC.
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President	By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President
VEECO MINNEAPOLIS TECHNOLOGY CENTER, INC.		CVC, INC.
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President	By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President
CVC PRODUCTS, INC.		ROBIN HILL PROPERTIES, INC.
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President	By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President
APPLIED EPI, INC.
By:	/s/ JOHN F. REIN, JR. Name: John F. Rein, Jr. Title: Vice President

SCHEDULE 1.01(c)—Existing Mortgage Debt

Lender	Mortgaged Property	Outstanding Mortgage Balance at Dec. 31, 2001
Great West Life Assurance Company	2650 E. Elvira Road Tucson, AZ 85706	$2,037,000
Sanbarco Mortgage Company f/b/o Santa Barbara Bank and Trust	112 Robin Hill Road Goleta, CA 93117	$6,372,000
M&T Real Estate, Inc.	525 Lee Road Rochester, NY 14606	$1,801,000
Jackson National Life Insurance Company	4900 Constellation Drive St. Paul, MN 55127	$4,303,000

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SCHEDULE 1.01(c)—Existing Mortgage Debt